UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]   Preliminary Proxy Statement

[  ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[  ]   Definitive Proxy Statement

[X]   Definitive Additional Materials

[  ]   Soliciting Material Pursuant to §240.14a-12

LEGG MASON PARTNERS VARIABLE EQUITY TRUST

(Name of Registrant(s) as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[  ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:

3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)   Proposed maximum aggregate value of transaction:

5)   Total fee paid:

[  ]   Fee paid previously with preliminary materials.

[  ]   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:

2)   Form, Schedule or Registration Statement No.:

3)   Filing Party:

4)   Date Filed:

If approved by shareholders, the following four ClearBridge Variable Portfolios will be reorganized into four newly created series of Lincoln Variable Insurance Products Trust on or around April 24, 2026:

ClearBridge Variable Portfolio	Corresponding Lincoln Variable Insurance Product (Acquiring Fund)

ClearBridge Variable Appreciation Portfolio	LVIP ClearBridge Appreciation Fund

ClearBridge Variable Dividend Strategy Portfolio	LVIP ClearBridge Dividend Strategy Fund

ClearBridge Variable Large Cap Growth Portfolio	LVIP ClearBridge Large Cap Growth Fund

ClearBridge Variable Large Cap Value Portfolio	LVIP ClearBridge Large Cap Value Fund

Following these reorganizations, Lincoln Financial Investments Corporation, a wholly owned subsidiary of The Lincoln National Life Insurance Company, would serve as adviser and investment manager to each acquiring fund. ClearBridge Investments, LLC, each fund’s current subadviser, will continue to serve as subadviser to each acquiring fund.

Proxy and shareholder meeting

Shareholders of record as of January 22, 2026, were mailed additional informational materials about these reorganizations on February 27, 2026, with a shareholder meeting being held on April 10, 2026.

Refer to the following documents for more information:

Prospectus supplement

Proxy statement

If you have any questions, please contact your Franklin Templeton representative.

Important note: This communication is not an offer to sell shares of the acquiring funds, nor is it a solicitation of an offer to buy any such shares or of any proxy. The solicitation of proxies to affect each reorganization is being made by proxy statement/prospectus that was first mailed to shareholders of the affected funds around February 27, 2026.

Dates are subject to change.

FOR HOME OFFICE USE ONLY. NOT FOR DISTRIBUTION TO FINANCIAL PROFESSIONALS OR RETAIL INVESTORS.

© 2026 Franklin Distributors, LLC. Member FINRA, SIPC. Franklin Distributors is a wholly owned subsidiary of Franklin Resources, Inc. All entities mentioned are Franklin Templeton companies.